NON-COMPETE AGREEMENT


         This Non-Compete Agreement (this "Agreement") is made this___ day of______ , 1997, by and between Noble International, Ltd., a Michigan corporation ("Noble"), Utilase, Inc., a Michigan corporation ("Utilase"), and Jeffrey A. Moss ("Moss").


                                   Background

         A. DCT, Inc., a Michigan corporation ("DCT"), was the majority shareholder of Utilase.

         B. Moss is the president of DCT, was the founder of Utilase, and assisted in the development of the blank welding technology.

         C. This Agreement is executed and delivered in connection with the consummation of the transactions contemplated by that certain Stock Purchase Agreement among Noble, Utilase, and the shareholders of Utilase (the "Shareholders"), dated April 7, 1997 (the "Purchase Agreement").

                  NOW, THEREFORE, in consideration of the mutual agreements herein made the parties to this Agreement agree as follows.


                                    Agreement

         1.       Covenant Not to Compete.

                  (a) Moss shall not, during the period of this Agreement, directly or indirectly, enter into any arrangement or understanding, be employed by, engage in, be connected with, or have any interest in, as owner, partner, shareholder, director, manager, supervisor, or any other kind of employee, agent, consultant, independent contractor or advisor, of any entity which is engaged in the Utilase Business, as defined below, in any geographic area in which the products or services of Utilase are now, have been or, during the term of this Agreement, will be produced, sold, distributed or provided. Excluded from this Section is Moss's ownership of not more than five percent of the outstanding stock of any corporation whose stock is held of record by more than 500 shareholders and is publicly traded.

                  (b) "Utilase Business" shall mean the design or manufacture of "tailor blank welding systems" for use or resale, the design and assembly of systems to manufacture "tailor welded blanks" and the manufacturing or processing of materials into "tailor welded blanks."

                  (c) Notwithstanding anything to the contrary in this Agreement, (i) Moss shall not be prohibited from soliciting customers or suppliers of Utilase for purposes unrelated to the Utilase Business, and (ii) neither Utilase Systems, Inc. ("Systems") nor Moss, on behalf of Systems,


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shall be prohibited from conducting any activities, or from using the name
"Utilase Systems, Inc.," so long as Systems does not engage in the Utilase Business.

         2. Term of Agreement. This Agreement shall commence on the date hereof and shall terminate on the later of seven years from the date hereof or two years after Moss ceases to be a director of Utilase, provided, however, that this Agreement shall terminate on the 60th day following an Event of Default (as defined in the Notes delivered to the Shareholders pursuant to the Purchase Agreement), unless such Event of Default is cured prior to such date.

         3. Confidential Information. (a) "Confidential Information" means:

                  (i) the identity of, or any other material information
             concerning, any client or prospective client of Utilase;

                  (ii) the terms and conditions of any business transaction that
             Utilase has performed or has offered to perform with any client or prospective client of Utilase;

                  (iii) proprietary manufacturing systems, processes,
             engineering, die edge preparation, nesting, trade secrets, and methods of operation of Utilase;

                  (iv) any forms, business plans, manuals, procedures and
             policies of Utilase;

                  (v) any other facts or data that are treated as confidential and proprietary by Utilase; and

                  (vi) any documents, electronic or print, that relate to, refer to, are involved with, summarize, embody or constitute the Confidential Information defined in this paragraph (a).

                  (b) Moss understands and agrees that the Confidential Information used in the Utilase Business is a valuable, special and unique asset of Utilase and shall be and remain the sole and exclusive property of Utilase. Accordingly, Moss agrees that, except in his capacity as a director of Utilase, he will not take from Utilase's premises, or, directly or indirectly, reproduce in any form, use, disclose or reveal any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, except as required by law or under court order or as authorized in advance in writing by Utilase.

         Notwithstanding the foregoing, Confidential Information shall only include information relating solely to the Utilase Business and shall not include information or material that (i) is publicly available or becomes publicly available through no action or fault of Moss, (ii) was already in Moss' possession or known to Moss prior to being disclosed or provided to Moss by or on behalf of Utilase, or (iii) was or is obtained by Moss from a third party, provided, that, such third party was not bound


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by a contractual, legal or fiduciary obligation of confidentiality to Utilase,
Utilase or any other party with respect to such information or material.

         4. Business Relationships. Moss understands and agrees that establishing business relationships with representatives of the organizations served in the Utilase Business is a demanding and difficult procedure requiring a great deal of time, effort and money, and requires the building of confidence and goodwill, and that Utilase should have the right to hold such established business relationships as its own.

         Moss therefore agrees that during the period of this Agreement, he will not, directly or indirectly, without the consent of Noble, (i) request or advise any customer or prospective customer of Utilase to withhold, curtail or cancel their business with Utilase, or (ii) call on or solicit any client or prospective client of Utilase for any purpose related to the Utilase Business.

         5. Compensation. In consideration for Moss' obligations herein, (i) Utilase shall pay Moss $1,000,000 on the date hereof and (ii) Noble shall, commencing on [month/day of Closing Date], 1999 and thereafter each _______ until ______, 2003, issue ______ shares [the equivalent of 35 pre-split/pre-offering shares] of fully paid and non-assessable shares of Noble common stock (the "Noble Shares") to Moss, upon the receipt by Noble of reasonable investment representations with respect to the issuance of unregistered shares. Such Noble Shares shall be equitably adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Noble Shares), reorganization or other like change with respect to Noble Shares, occurring after the date hereof and prior to the termination of this Agreement.

         6. Remedies. In the event of a breach or threatened breach by Moss of the provisions of this Agreement, Utilase shall be entitled, upon the posting of any applicable bond, to an injunction and restraining order to prevent such breach or continued breach by Moss without having to prove damages, it being agreed that any such violation will cause Utilase irreparable damages for which Utilase shall have no adequate remedy other than by injunction and restraining order. Nothing in this Agreement shall be construed as prohibiting Utilase from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Moss. If the scope of any restriction of this Agreement is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and Moss hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         7. Amendments and Waivers. No change or modification of any part of this Agreement, including this Section, shall be valid unless such change or modification is made in writing and signed by the President of Utilase and Noble and Moss. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party alleged to have waived its right under the Agreement.


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


         8. Notice. Any notice given pursuant to this Agreement shall be deemed given when sent by registered or certified mail, postage prepaid and return receipt requests, addressed to the appropriate party:

         if to Noble or to Utilase, to be sent to:

                  Noble International, Ltd.
                  33 Bloomfield Hills Parkway, Suite 155
                  Bloomfield Hills, MI 48304
                  Attention: Michael C. Azar

         with a copy to:

                  Jaffe, Raitt, Heuer & Weiss, Professional Corporation One Woodward Avenue, Suite 2400
                  Detroit, Michigan 48226
                  Attention:  Peter Sugar

or to such other person or at such other place as Utilase shall furnish to Moss in writing; and

         if to Moss, to be sent to:

                  Jeffrey A. Moss
                  DCT, Inc.
                  20101 Hoover
                  Detroit, Michigan 48205

         with a copy to:

                  Dykema Gossett PLLC
                  1577 North Woodward Avenue, Suite 300
                  Bloomfield Hills, Michigan  48304
                  Attention:  Gerald T. Lievois

         9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, commitments, writings or other agreements, either oral or written, between Moss, Noble and Utilase with respect to the subject matter of this Agreement.

         10. Assignment. Neither this Agreement nor Moss's rights under this Agreement may be assigned by Moss. Utilase and Noble may assign this Agreement upon receiving the prior consent of Moss.


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         11. Governing Law. This agreement shall be governed by the laws of the
State of Michigan, without regard to conflict of laws provisions.

         12. Severability; Survival In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted.

         13. Arbitration. Subject to the provision of Section 6 hereof, in the event that Utilase and Noble, on the one hand, and Moss, on the other, cannot agree as to any disputes arising out of this Agreement, the unresolved matter shall be resolved by arbitration if a request for arbitration, as provided herein, is given. Arbitration shall be initiated by either party making a written demand on the other party and simultaneously filing copies of the demand, together with the required fees, with the Detroit Regional Office of the American Arbitration Association ("AAA"). Within fifteen (15) days after receipt of such demand, each party shall designate one arbitrator. These two arbitrators shall, within fifteen (15) days after their appointment, select a third arbitrator, who shall be experienced in the subject matter of the claim for which indemnification is being sought. In the event that the first two arbitrators are unable to agree upon the third arbitrator, then the arbitrators shall apply to the AAA to designate and appoint a person who meets these criteria as the third arbitrator. In the event the party upon whom the original arbitration demand was served shall fail to designate its arbitrator, the arbitrator designated by the party requesting arbitration shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the matter. Final arbitration of the dispute shall occur within six (6) months of the giving of the notice of arbitration. The place of arbitration shall be Troy, Michigan. Arbitration shall be conducted under the auspices of the AAA, and the AAA Rules shall govern all proceedings unless otherwise provided herein. In the case of conflict between the AAA Rules and this Agreement, the provisions of this Agreement shall govern. The arbitrators' sole power shall be to interpret the provisions of this Agreement, and they shall have no power to change or modify any provision of this Agreement. The parties shall have the right to discovery in accordance with the Federal Rules of Civil Procedure except that discovery may commence immediately upon the service of the demand for arbitration and except that discovery shall be limited to document requests and depositions of not more than two (2) people per party, and must occur within three (3) months of the date of such service of notice of the complaining party. A party's unreasonable refusal to cooperate in discovery shall be deemed to be a refusal to proceed with arbitration, and, until the arbitration panel is complete, the parties may enforce their rights (including the right of discovery) in the circuit courts of the State of Michigan. Such enforcement in the courts shall not constitute a waiver of a party's right to arbitration. Upon the completion of the appointment of the arbitration panel, the arbitrators shall have the power to enforce the parties' discovery rights. It is expressly agreed that material subject to discovery shall include written documents that must be created from information that currently exists only in machine-readable form.


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         The parties expressly covenant and agree to be bound by the decision of the arbitration panel and accept any such decision as the final determination of the matter in dispute. A judgment of any Michigan Circuit Court may be rendered upon any award made pursuant to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.



                                       UTILASE, INC.


                                       By:_____________________________

                                       Its:____________________________


                                       NOBLE INTERNATIONAL, LTD.


                                       By:_____________________________

                                       Its:____________________________


                                       JEFFREY A. MOSS


                                       ________________________________




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